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                                                  EXHIBIT 99.2

                [CROWN NEWS RELEASE LETTERHEAD]

                                   Institutional Inquiries:
                                   JOHN E. WHEELER, JR.
                                   Executive Vice President and
                                   Chief Financial Officer
                                   (410) 659-4803

                                   Shareholder Inquiries:
                                   J. STEVEN WISE, Manager,
                                   Corporate & Government Affairs
                                   (410) 659-4859

FOR IMMEDIATE RELEASE
Baltimore, Maryland - March 7, 2000


CROWN CENTRAL RECEIVES BUYOUT PROPOSAL FROM ROSEMORE, INC.

     On February 25, 1999, Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced that it had engaged Credit Suisse First Boston as financial advisor to provide Crown with financial advice and assistance in evaluating strategic alternatives to enhance shareholder value.
     Crown has received a proposal from Rosemore, Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Rosemore for a price of $8.35 per share. The proposal is subject to, among other conditions, the negotiation of a mutually acceptable merger agreement, the unanimous approval of Crown's independent directors, the approval of the transaction by Crown's shareholders, and the receipt of all necessary governmental approvals. Rosemore's proposal will expire at 5 p.m. on Friday March 10, 2000 or if it is rejected by Crown.
     Crown has referred the proposal to a board committee of its independent directors for their consideration.
     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 331 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.